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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15

Certification and notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                           Commission File Number
                                                 -------------------------------

                             TRIANGLE BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

       4300 GLENWOOD AVENUE, RALEIGH, NORTH CAROLINA 27612 (919) 881-0455
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           NO PAR VALUE COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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        (Titles of all other classes of securities covered by this Form)

                                      NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(ii)        [ ]
        Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(2)(i)         [ ]
        Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(ii)        [ ]
        Rule 12g-4(a)(2)(ii)       [ ]          Rule 15d-6                  [X]
        Rule 12h-3(b)(1)(i)        [ ]

        Approximate number of holders of record as of the certification or notice date:

NONE, EFFECTIVE 5:00 P.M. ON FEBRUARY 18, 1999, REGISTRANT WAS MERGED (THE "MERGER") WITH AND INTO A WHOLLY-OWNED SUBSIDIARY OF CENTURA BANKS, INC., WHICH WAS IMMEDIATELY MERGED WITH AND INTO CENTURA BANKS, INC., WHICH IS THE SURVIVING CORPORATION.

        Pursuant to the requirements of the Securities Exchange Act of 1934, CENTURA BANKS, INC., AS SUCCESSOR BY MERGER TO THE REGISTRANT, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       February 18, 2000     By:/s/ JOSEPH A. SMITH
      -------------------------      -------------------------------------------
                                     Joseph A. Smith, Jr.
                                     Corporate Secretary of Centura Banks, Inc.,
                                     Successor to the Registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.